Translation

Master Agreement dated 20 November 2008

MASTER AGREEMENT FOR
FINANCIAL DERIVATIVES TRANSACTIONS

Between

Kronos Shipping I, LP c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002 (herinafter called “Counterparty“)

and

Deutsche Schiffsbank Aktiengesellschaft, Bremen und Hamburg, acting through its office at Domshof 17, 28195 Bremen, Federal Republic of Germany (hereinafter called “Bank“)

the following is agreed:

1.	Purpose and Scope of Agreement

(1)
In order to manage interest and exchange rate risks and other price risks arising within the scope and their business operations, the parties hereto intend to enter into financial derivatives transactions to object of which is

(a)
the exchange of amounts of money denominated in different currencies or amounts of money calculated by reference to variable or fixed interest rates, exchange rates, prices or other calculation bases, including relevant market averages (indices) relating thereto, or

(b)	the delivery or transfer of securities, other financial instruments or precious metals, or the performance of similar obligations.

Financial derivatives transactions also include options, interest rate protection and similar transactions which provide that one party shall render performance in advance, or that performance shall be conditional.

(2)
The terms and conditions set out below shall apply to each transaction which is entered into pursuant to this Master Agreement (hereinafter called a "Transaction"). All Transactions entered into pursuant to this Master Agreement shall among themselves and together with this Master Agreement constitute a single agreement (hereinafter called the "Agreement"); they shall be entered into in accordance with and in reliance on this principle, with a view to an aggregated risk assessment.

2.	Transactions
(1)	Upon the parties having agreed on a Transaction, the Bank shall confirm the terms thereof to the Counterparty in writing, by telex, telegraph, facsimile or in similar form.

(2)	Each party shall be entitled to request a signed confirmation of the Transaction, provided, however, that such confirmation shall not be a precondition of the legal validity of the Transaction.

(3)	The provisions of an individual Transaction shall prevail over the provisions of this Master Agreement.

3.	Payments and Performances of Other Obligations

(1)	Each party shall make the payments and carry out the other obligations due to the other party by the due date (at the latest) provided for in respect of the relevant Transaction.

(2)
All payments shall be made to the payee's account specified for the Transaction in the contractual currency owing pursuant to the terms of the Transaction, free of all costs, in the manner customary for payments in such currency and in funds which are freely available on the due date.

(3)
If both parties are required to make payments under the Agreement in the same currency on the same day, the party which owes the higher amount shall pay to the other the difference between the amounts owed. The Bank shall, in due time before such payment becomes due, notify the Counterparty of the difference to be paid.

(4)
In the event of non-payment by a party on the due date, interest shall accrue on the amount outstanding, until such amount is received, at a rate which shall be equal to the interbank interest rate charged by prime banks to each other for call deposits at the place of payment and in the currency of the amount outstanding for each day on which interest is to be charged, plus the interest surcharge referred to in Clause 12 sub-Clause (3). The right to make further claims for damages is not hereby excluded.

(5)	If any due date is not a Banking Day, payments shall be made and other obligations performed, as stipulated in the terms of the relevant Transaction, on any of the following:

(a)	the immediately preceding Banking Day, or
(b)	the immediately following Banking Day, or
(c)	the immediately following Banking Day, unless this falls in the next calendar month, in which case payment shall be made or other obligation performed on the immediately preceding Banking Day.

4.	Banking Day

"Banking Day" for the purpose of this Agreement shall mean each day (other than a Saturday or a Sunday) on which banks are open for business, including trading in foreign currency and acceptance of foreign currency deposits, at the financial centre(s) specified in respect of the Transaction.

5.	Reference Basis

(1)
Where a variable interest rate, exchange rate, price or other calculation basis ("Variable Basis") has been agreed in respect of a Translation, the Bank shall notify the Counterparty of the underlying reference basis on the day on which such Variable Basis is to be determined ("Determination Date") or promptly thereafter.

(2)
Should it not be possible on a Determination Date to ascertain the reference basis agreed in respect of the relevant Transaction, the parties shall determine such reference basis using bases of calculation which approximate, as closely as possible, to those agreed in respect of such Transaction. If the reference basis is an interbank interest rate which has not been determined by mutual agreement within 20 days, the reference basis shall be the arithmetic mean of the interest rates at which two banks of international repute to be named by the Bank have offered time deposits in the contractual currency with equivalent maturities to first-class banks on the interbank market for amounts approximate to the reference amount at about 11.00 a. m. (local time on the interbank market concerned) on the Determination Date.

(3)	An interest rate used as a reference basis ("Base Rate") shall, if not already such a multiple, be rounded upwards to the nearest multiple of one hundred-thousandth of a percentage point.

6.	Method of Calculation

(1)
Each variable amount to be paid in respect of any Transaction shall be the product of (a) the reference amount agreed for such Transaction, (b) the variable interest rate ("Variable Rate") calculated in accordance with Clause 5 and the terms of such Transaction, expressed as a decimal figure, and (c) the Quotient within the meaning of sub-Clause (5) below.

(2)
Each fixed amount to be paid in respect of any Transaction shall be the amount stated in the terms of the Transaction, if the amount is specified as a figure. Otherwise it shall be the product of (a) the reference amount agreed for such Transaction, (b) the fixed interest rate ("Fixed Rate") agreed for such Transaction, expressed as a decimal figure, and (c) the Quotient within the meaning of sub-Clause (5) below.

(3)	In the case of rate protection transactions, the Variable Rate shall be in each case subject to the terms of the relevant Transaction and without prejudice to the provisions of sub-Clause (4) below,

(a)
for payments by the party designated as surplus payer (or Cap or FRA seller), the agreed Base Rate less the rate which is stated in the terms of the Transaction as the maximum rate (or Cap rate) or as the forward rate, and

(b)
for payments by the party designated as deficit payer (or Floor seller or FRA buyer), the rate which is stated in the terms of the Transaction as the minimum rate (or Floor rate) or as the forward rate, less the agreed Base Rate.

(4)
If a payment is not made upon expiration of the relevant Computation Period, but at the commencement thereof, the amount to be determined in accordance with sub-Clauses (1) and (2) above shall be discounted by dividing such amount by an amount which is calculated in the case of a Computation Period of one year or less according to the formula

1 +	L x D
B

and in the case of a Computation Period of more than one year according to the formula

D
B

(1 + L)

where
L
means the Base Rate determined, or other discount rate agreed, in respect of the relevant Computation Period, expressed as a decimal figure (i.e. 0.07, for instance, in the case of a Base Rate or discount rate of 7%);

D	means the number of days comprised in such Computation Period;
B
means 360, unless the agreed contractual currency is a currency for which it is market practice to calculate the Base Rate or other agreed discount rate on the basis of 365 or, for leap years, 366 days; in such case B means 365 or 366, respectively.

The provisions set forth above shall, unless agreed otherwise, generally apply to Forward Rate Agreements. In the case of other transactions, they shall apply only if the terms of the Transaction provide for discounting.

(5)	"Quotient" means, as stipulated in the terms of the relevant Transaction, any of the following:
(a)	the number of days actually elapsed within the Computation Period for which the amount is to be calculated, divided by 360, ("365/360") or
(b)	the number of days elapsed within such Computation Period, calculated on the basis of a 360-day year with 12 months of 30 days each, divided by 360, ("360/360") or
(c)	the number of days actually elapsed within such Computation Period, divided by 365 or, in the case of a leap year, 366, ("365/365") or
(d)	the number of days actually elapsed within such Computation Period, divided by 365 ("366/365").

(6)
"Computation Period" means the period beginning with, and including, the commencement date of the Transaction, or a Payment Date, and ending with, but excluding, the next following Payment Date or the termination date, or, where the parties have stipulated "Due Date/Due Date" in the terms of the Transaction with respect to variable amounts, the period beginning with, and including, the commencement date of the Transaction, or a Due Date, and ending with, but excluding, the next following Due Date or the termination date. For the purposes of this Agreement, "Payment Date" means the day on which the payment is actually to be made, where applicable after adjustment in accordance with Clause 3 sub-Clause (5), and "Due Date" means the contractually agreed day for payment, ignoring any such adjustment.

(7)
If a variable amount, or a fixed amount to be calculated pursuant to sub-Clause (2) above, sentence 2, is payable, the Bank shall notify the Counterparty of such amount together with, in the former case, the then applicable reference basis.

7.	Termination

(1)
Where Transactions have been entered into and not yet fully settled, the Agreement can only be terminated by either party for serious cause. Serious cause includes circumstances where payment or other performance due has not been received, for whatever reason, by the party entitled thereto within five Banking Days after the party liable to pay or to perform has been notified of non-receipt of the payment or other non-performance. Such notification, as well as the notice of termination, must be given in writing, by telex, telegraph, facsimile or in similar form. Partial termination, in particular a termination of some, but not all Transactions, is not permissible, without prejudice, however, to the provisions of Clause 12 sub-Clause (5) (B).

(2)
The Agreement shall terminate, without notice, on the occurrence of insolvency. Insolvency occurs if an application is filed for the commencement of bankruptcy or other insolvency proceedings against the assets of either party and such party either has filed the application itself or is generally unable to pay its debts as they fall du or is otherwise in a situation which justifies the commencement of such proceedings.

(3)
In the event of termination upon notice by either party or upon insolvency (hereinafter called "Termination"), neither party shall be obliged to make any further payment or perform any other obligation under Clause 3 sub-Clause (1) which would have become due on the same day or later; the relevant obligations shall be replaced by compensation claims in accordance with Clauses 8 and 9.

8.	Claims for Damages and Compensation for Benefits Received

(1)
In the event of Termination, the party giving notice or the solvent party, as the case may be, (hereinafter called "Party Entitled to Damages") shall be entitled to claim damages. Damages shall be determined on the basis of substitute transactions, to be effected without undue delay, which provide the Party Entitled to Damages with all payments and the performance of all other obligations to which it would have been entitled had the Agreement been properly performed. Such party shall be entitled to enter into contracts which, in its opinion, are suitable for this purpose. If it refrains from entering into such substitute transactions, it may base the calculation of damages on that amount which it would have needed to pay for such substitute transactions on the basis of interest rates, forward rates, exchange rates, market prices, indices and other calculation bases, as well as costs and expensed, at the time of giving notice or upon becoming aware of the insolvency, as the case may be. Damages shall be calculated by taking into account all Transactions; any financial benefit arising from the Termination of Transactions (including those in respect of which the Party Entitled to Damages has already received all payments and performance of all other obligations by the other party) shall be taken into account as a reduction of damages otherwise determined.

(2)
If the Party Entitled to Damages obtains an overall financial benefit from the Termination of Transactions, it shall owe the other party, subject to Clause 9 sub-Clause (2) and, where agreed, Clause 12 sub-Clause (4), a sum corresponding to the amount of such benefit, but not exceeding the amount of damages incurred by the other party. When calculating such financial benefit, the principles of sub-Clause (1) as to the calculation of damages shall apply mutatis mutandis.

9.	Final Payment

(1)
Any claims for overdue payments and for performance of other overdue obligations, and the damages which are payable, shall be combined by the Party Entitled to Damages into a single compensation claim denominated in Euro, for which purpose a money equivalent in Euro shall determined, in accordance with the principles set forth in Clause 8 sub-Clause (1) sentences 2 to 4, in respect of claims for performance of such other overdue obligations.

(2)
A compensation claim against the Party Entitled to Damages shall become due and payable only to the extent that such party does not, for any legal reason whatsoever, have any claims against the other party ("Counterclaims"). If Counterclaims exist, their value shall be deducted from the total amount of the compensation claim in order to determine the portion of the compensation claim that is due and payable. For the purpose of calculating the value of the Counterclaims, the Party Entitled to Damages shall (i) to the extent that they are not payable in Euro, convert such Counterclaims into Euro at a selling rate to be determined, if possible, on the basis of the official foreign-exchange rate applicable on the day of computation, (ii) to the extent that they are not claims for the payment of money, convert them into a claim for damages expressed in Euro and (iii) to the extent that they are not yet due and payable, take them into account at their present value (also having regard to interest claims). The Party Entitled to Damages may set off the compensation claim of the other party against the Counterclaims calculated in accordance with sentence 3. To the extent that it fails to do so, the compensation claim shall become due and payable as soon as and to the extent that it exceeds the aggregate amount of Counterclaims.

10.	Transfer

The transfer of rights or obligations arising from the Agreement shall require in each case the prior consent of the other party, communicated in writing, by telex, telegraph, facsimile or in similar form. The provisions of Clause 2 sub-Clause (2) shall apply mutatis mutandis.

11.	Miscellaneous

(1)
If any provision of the Agreement is invalid or not capable of performance, the remaining provisions shall remain unaffected thereby. Any deficiency in the Agreement resulting therefrom shall be amended by way of interpretation of the Agreement, having due regard to the parties' interests.

(2)	The Agreement is subject to the law of the Federal Republic of Germany.

(3)	The courts of the location of the office of the Bank through which the Agreement is made shall have non-exclusive jurisdiction.

(4)
The Master Agreement in the version hereby agreed shall also apply to all Transactions, if any, of the parties under the Master Agreement in an earlier version. Such Transactions shall be regarded as Transactions under the Master Agreement in this new version. However, the previous version shall remain authoritative for such Transactions to the extent that this is necessary in order to determine the proper meaning of the provisions thereof.

12.	Special Provisions

(1)	The following sub-Clauses (2) to (5) shall apply only to the extent that the appropriate spaces below have been marked with a cross or completed.

☒	(2) In Clause 3 sub-Clause (3) the words "under the same Transaction" are substituted for the words "under the Agreement".

☒	(3) The interest surcharge provided for in Clause 3 sub-Clause (4) shall be
1 % p. a.

(4)	After Clause 8 sub-Clause (2), sentence 1 the following sentence is inserted:

☐ his shall, without prejudice to Clause 12 sub-Clause (5) (C) (a), apply only if, in relation to at least one Transaction, the Party Entitled to Damages (i) has finally and incontestably received all payments or other performances owed by the other party and (ii) would still have unconditional or conditional payment or other obligations itself if the Agreement were to continue,

or

☐ his shall, without prejudice to Clause 12 sub-Clause (5) (C) (a), apply only if the Party Entitled to Damages (i) has finally and incontestably received, in relation to all Transactions, all payments or other performances owed by the other party and (ii) would still have unconditional or conditional payment or other obligations itself if the Agreement were to continue.

☒	(5) International transactions

(A) If a party is or will be obliged to deduct or withhold a tax amount or other fiscal charge from a payment which it is to make, it shall pay to the other party such additional amounts as are necessary to ensure that the other party receives the full amount to which it would have been entitled at the time of such payment if no deduction or withholding had been required. This shall not apply if the tax or fiscal charge concerned is imposed or levied by the home state of the payee or by a tax authority resident in such state. Home state means the state in which the payee has its domicile or is considered to be resident or in which the office of the payee through which it is acting for the relevant Transaction is located.

(B) If, as a result of any change in law, or in the application or official interpretation thereof, which occurs after the trade dated of a Transaction

(a)      it is to be anticipated that, on the next due date, either party will have to pay additional amounts pursuant to the preceding sub-Clause (A) with regard to a payment which it is required to make, other than with regard to interest payable pursuant to Clause 3 sub-Clause (4), or

(b)      either party is no longer permitted to perform the Agreement,

such party (hereinafter called the "Affected Party"), and in the case of (b) also the other party (hereinafter called the "Other Party"), may, by giving not less than two weeks' notice, terminate the Transaction affected by such change with effect as form a date to be designated by it, provided that such date may not be earlier than one month before the date on which such change becomes effective. In the event of such notice of termination, Clause 7 sub-Clause (3) shall apply only with respect to the Transaction(s) concerned. However, the Other Party or, in the event of the termination notice being given by the Other Party, the Affected Party may, within one week after receipt of the notice of termination, decide, by a declaration to that effect addressed to the party having given the notice of termination that the Agreement  as a whole is terminated. For the form of the notice of termination and the declaration according to sentence 3, Clause 7 sub-Clause (1), sentence 3 shall apply.

(C)	In the event of a termination notice being given on the basis of any of the grounds for termination mentioned in sub-Clause (B), Clause 8 shall apply subject to the following:

(a)	The Other Party shall be regarded as the Party Entitled to Damages. Clause 12 sub-Clause (4), where agreed, shall not apply.

(b)
If both parties are Affected Parties and either of them suffers damage, the party which obtains an overall benefit from the termination or which suffers the lesser damage shall pay to the other party a sum amounting to half the difference between such benefit and such damage, or between the greater and the lesser damage, as the case may be. The payment of such sum shall also be due if the notice of termination in accordance with sub-Clause (B), sentence 1, letter (b) or the declaration in accordance with sub-Clause (B), sentence 3 is made by the Other Party.

(c)	For the purpose of calculating its own benefit or damage, each party shall, in the case of (b) above, be considered to be a Party Entitled to Damages.

(D)
For any legal dispute or other proceedings before German courts, the Counterparty hereby appoints as authorised agent for the service of process the person named for such purpose below or the person, if any, named for such purpose in relation to at least one Transaction.

(E)
Each party hereby irrevocably undertakes not to claim, and hereby irrevocably waives, with respect to any proceedings regarding itself or its assets, any immunity based on sovereignty or similar rights from legal action, judgement, execution, attachment (whether before or after judgement) or other proceedings.

(F)	Address of the person authorised to accept service of process in the Federal Republic of Germany:

(6)	Other provisions:

a) It is agreed that a Transaction as per Clause 2 (2) will be confirmed in English language. b) In Clause 9 replace Euro by United States Dollars as the case may be.

Signatures	Signatures
on behalf of the Counterparty	on behalf of the Bank

Kronos Shipping I, LP	Deutsche Schiffsbank
Aktiengesellschaft

/S/	/S/